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Exhibit 10.99

SUMMARY OF CHANGES TO THE
COUNTRYWIDE BANK, N.A.
NON-EMPLOYEE DIRECTORS' FEE PLAN
AFFECTING CFC DIRECTORS

        Effective January 1, 2008, the Countrywide Bank, N.A. Non-Employee Directors' Fee Plan (the "Bank Plan") was amended as follows:

  1.
  Prior to the amendment, a CFC Director who also served as a Bank Director (a "Dual Director") was compensated for service on both Boards. Beginning with the 2008 calendar year, a Dual Director will no longer receive compensation under the Bank Plan. Notwithstanding the general rule, a Dual Director will be entitled to a Meeting Fee under the Bank Plan for any Bank Board meeting that is not held on the same day as a CFC Board meeting (a "Stand-Alone Bank Meeting").

  2.
  The Meeting Fee for a Stand-Alone Bank Meeting attended other than in person was decreased from $1,000 to $750.

  3.
  The notional rate used to credit a Director's deferred Cash Account in the Bank Plan was changed to the Moody's Corporate Bond Yield Average. Prior to amendment, the notional rate had been the five-year CD rate offered by the Bank to retail customers on deposit amounts equal to the balance in the Director's deferred Cash Account.

  4.
  The payment date for a Meeting Fee for a Stand-Alone Bank Meeting was changed from the first day of the quarter to the last day of the quarter.

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  Exhibit 10.99
SUMMARY OF CHANGES TO THE COUNTRYWIDE BANK, N.A. NON-EMPLOYEE DIRECTORS' FEE PLAN AFFECTING CFC DIRECTORS